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                                 Exhibit-99.1



                          TRANSACTION PRESS RELEASE

 ******************************* PRESS RELEASE *******************************
                               DATED MAY 6, 1994


To Be Released Immediately

Contacts:  Paul R. Woodland,  CFO - 510-601-4348
           William C. Collett, Treasurer - 510-601-4339

Oakland, CA  May 6, 1994   1:00pm  Western/4:00pm Eastern

Dreyer's Grand Ice Cream, Inc. and Nestle USA, Inc. announced today that Dreyer's and a Nestle affiliate have entered into a definitive agreement for the purchase by Nestle of three million newly issued shares of Dreyer's common stock for $32 per share and warrants to purchase an additional two million shares at an exercise price of $32 per share. In addition, the companies are entering into a distribution agreement under which Dreyer's will have the opportunity to distribute Nestle's frozen novelty and ice cream products in certain markets beginning in 1995.

The purchase of the shares and exercise of the warrants would give Nestle ownership of 22% of Dreyer's common shares on a fully diluted basis, treating as outstanding the 2.9 million shares into which the approximately $100 million principal amount convertible notes sold in June 1993 to certain entities associated with General Electric Company may be converted. Warrants for one million shares will expire in three years and warrants for the other million shares will expire in five years. Nestle is paying an aggregate of $10 million for the two million warrants.

Dreyer's also announced that it is embarking on a five year plan to accelerate the sales of its branded products by greatly increasing its consumer marketing efforts
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and expanding its distribution system into additional markets. Under the plan,
Dreyer's will increase the amount of its spending for advertising and consumer promotion from a level of approximately $12 million in 1993 to $40 million in 1994, and plans to spend approximately $50 million annually on these marketing activities from 1995 through 1998. The Company will begin selling its Edy's branded products in the Boston and Charlotte markets this year, in addition to the previously announced introduction of Dreyer's line of products into the Houston market.

T. Gary Rogers, Chairman and Chief Executive Officer of Dreyer's, said the company's plan is a response to growth opportunities presented by the highly fragmented conditions in the U.S. ice cream industry, where no ice cream brand currently accounts for more than 11% of total industry sales.

"We believe an opportunity exists for the company to significantly increase its market share over the next several years if it is willing to make a substantial commitment in marketing and geographic expansion during that time," Rogers said.

Dreyer's said that management anticipates that the new business plan will have the effect of materially reducing earnings during the next twelve to twenty four months below levels that would have been attained under the current business plan. The potential benefits of the new strategy are increased market share and future earnings above those levels that would be attained in the absence of this strategy. Dreyer's believes that these benefits are not likely to impact the company's results until 1996 at the earliest. No assurance can be given that the anticipated benefits of the strategy will be achieved. The success of the strategy





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will depend upon, among other things, consumer responsiveness to the marketing plan, competitors' activities, and general economic conditions.

Dreyer's also announced that its board of directors has authorized the repurchase of up to 5 million shares through open market purchases and negotiated transactions. The timing and amount of such purchases will depend upon, among other things, market conditions, availability of shares for purchase and the prices at which such shares may be available.

Under the agreements, Nestle will initially have the right to nominate two directors to the Dreyer's board, and subsequently to nominate additional directors in proportion to Nestle's actual ownership of shares in the future.

Nestle has agreed to certain standstill arrangements under which, among other things, it will not without the consent of Dreyer's board purchase additional shares if its fully diluted ownership position (treating the shares underlying the General Electric convertible notes as outstanding) would be greater than 25% except in certain circumstances. In addition, during the standstill period Nestle will not engage in the solicitation of proxies or make any acquisition proposal if such proposal would require public disclosure.

The standstill provisions will terminate on the earlier of the tenth anniversary of the closing of the Nestle investment or one year after Nestle owns less than 1% of Dreyer's common shares. The standstill provisions will be subject to an earlier termination if Dreyer's initiates or solicits an extraordinary transaction or a third party acquires in excess of 20% of the shares. After termination of the standstill,





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Nestle will not acquire 35% or more of the  shares except pursuant to an offer for all of the shares at the same price.

Nestle will not sell any shares for three years without Dreyer's consent, except in certain circumstances. The restrictions on transfer will terminate on the death or resignation of Mr. Rogers and Mr. William F. Cronk, III, President of Dreyer's; if Mr. Rogers alone sells 50% or more of his stock or both of them sell 50% or more of the stock currently owned by them; if the company commits certain breaches leading to termination of the distribution agreement; or under certain other circumstances. In addition, Nestle has been granted certain registration rights with respect to its shares.

Messrs. Rogers and Cronk and their respective affiliates have granted Nestle a right of first refusal with respect to their present and future shares. Mr. Rogers, Mr. Cronk and their affiliates currently own respectively 1,585,350 and 895,521 shares that will be subject to the right of first refusal. Nestle's exercise of the right of first refusal is subject to Nestle not owning 35% or more of Dreyer's shares, on a fully diluted basis after giving effect to such purchase. Nestle will have the right to sell shares in order to permit exercise of the right of first refusal.

Dreyer's will have the right to cause Nestle to exercise the warrants at $24 per share subject to certain conditions at any time during the three year period following the closing. Dreyer's will also have the right to cause Nestle to exercise the warrants at any time through the warrant expiration dates at $32 per share if the average trading price of the common stock exceeds $60 during a 130 trading day period, subject to certain conditions. Furthermore, within five years from the date of closing, if the average trading price of the common stock equals or exceeds





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$60 during a 130 trading day period, Nestle will be required to pay an additional $2 for each share purchased by it and each share issued in respect of warrants exercised by it.

Consummation of the Nestle investment is subject to certain conditions, including the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act.





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